Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-162195 Dated May 16, 2012

Group Home db.com

Home Funds Downloads Press Releases and News About DB Commodity Services
Prospectus Tax Information Exchange Traded Notes DBX Strategic Advisors

Group Home > Notes > US Treasury

PowerShares DB US Treasury Exchange Traded Notes
[GRAPHIC OMITTED]

Description

The PowerShares DB 3x Long 25+ Year Treasury Bond Exchange Traded Notes (Symbol:
LBND) and PowerShares DB 3x Short 25+ Year Treasury Bond Exchange Traded Notes
(Symbol: SBND) (collectively, the "PowerShares DB U.S. Treasury ETNs," or the
"ETNs") are the first exchange-traded products that provide investors with a cost- effective and convenient way to take a leveraged view on the performance of a U.S. Treasury bond futures index.

The PowerShares DB U.S. Treasury ETNs are based on the DB Long U.S. Treasury
Bond Futures Index and the DB Short U.S. Treasury Bond Futures Index, which measure the performance of a long or short investment in the CBOT Ultra T-Bond futures.

The DB Long U.S. Treasury Bond Futures Index measures the performance of a long investment in the CBOT Ultra T-Bond futures and the DB Short U.S. Treasury Bond
Futures Index measures the performance of a short investment in the CBOT Ultra
T-Bond futures. The underlying assets of the Ultra T-Bond futures are U.S.
Treasury Bonds with at least 25 years remaining term to maturity. The returns of each ETN are obtained by combining 3x the returns of the relevant index with the returns of the TBill index, less investor fees. Investors can buy and sell the
ETNs on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early repurchase based on the month-over-month performance of the index less investor fees. The issuer has the right to redeem the ETNs at the repurchase value at any time.

Investors may redeem the ETNs in blocks of no less than 200,000 securities and multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement. Redemptions may include a fee of up to $0.03 per security.

Fact Sheet
Prospectus

Index History(1)
[GRAPHIC OMITTED]

Source: DB / Bloomberg

Short ETN Index Weights
 As Of: 15-May-2012
    Contract                      Contract Expiry Date Weight %
  Ultra Long Term UST Bond Future  20-Jun-2012 / JUN2   -100.0

Long ETN Index Weights
 As Of: 15-May-2012
    Contract                      Contract Expiry Date Weight %

SBND Financial Details
 Ticker: SBND
 Last Update           16-May-
                       201212:30 PM
 Price                 8.36
 SBND Index Level*     46.7986
 Indicative Intra-day  8.3187
 Value **
 Last end of day       8.3024
 Value ***
 Last date for end     15-May-2012
 of day Value

Data Source: www.nyse.com (Data delayed 20 minutes)
* Indicative intra-day and Index closing
** Indicative intra-day value of the SBND
*** Last end of day SBND RP

LBND Financial Details

Ticker: LBND
Last Update          16-May-
                     201212:30 PM
Price                45.67
LBND Index Level*    180.9315
Indicative Intra-day 46.512
Value **
Last end of day      46.5886
Value ***
Last date for end    15-May-2012
of day Value

Data Source: www.nyse.com (Data delayed 20 minutes)
* Indicative intra-day and Index closing
** Indicative intra-day value of the LBND
*** Last end of day LBND RP

Contact Information

Any questions please call
1-877-369-4617

Ultra Long Term UST Bond Future 20-Jun-2012 / JUN2 100.0

PowerShares DB US Treasury ETN and
Index Data
Ticker symbols
3x Long 25+ Year Treasury  LBND
Bond
3x Short 25+ Year Treasury SBND
Bond

Intraday indicative value symbols
3x Long 25+ Year Treasury  LBNDIV
Bond
3x Short 25+ Year Treasury SBNDIV
Bond

CUSIP symbols
LBND                       25154N522
SBND                       25154N530
Details
ETN price at inception     $25.00
Inception date             6/28/2010
Maturity date              5/31/2040
Yearly investor fee        0.95%
Leveraged reset frequency  Monthly
Listing exchange           NYSE Arca
DB Long UST Futures Index  DBBNDL
DB Short UST Futures       DBBNDS
Index

Risks(3)

o Non-principal  protected

o Leveraged losses

o Subject to an investor fee

o Limitations on repurchase

o Concentrated exposure

o Credit risk of the issuer

o Issuer call right

Benefits

o Leveraged long and short notes

o Relatively Low Cost

o Intraday access

o Listed

Issuer Details

Deutsche Bank AG, London Branch Long-term Unsecured Obligations(3)

(1) ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Index history is for illustrative purposes only and does not represent actual PowerShares DB U.S. Treasury ETN performance. The inception date of the DB Long U.S. Treasury Bond Futures Index and the DB Short U.S. Treasury Bond Futures Index is May 4, 2010. ETN
Performance is based on a combination of three times the monthly returns from the relevant Treasury index plus the monthly returns from the DB 3-Month T-Bill
Index (the "T-Bill Index"), resetting monthly as per the formula applied to the
ETNs, less the investor fee. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT
GUARANTEE FUTURE RESULTS.

(2)The SandP 500[R] Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays U.S. Aggregate Bond Index(TM) is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market.

(3) The ETNs are senior unsecured obligations of Deutsche Bank AG, London
Branch, and the amount due on the ETNs is dependent on Deutsche Bank AG, London
Branch's ability to pay. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

The ETNs are leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

The ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of ETNs that you may repurchase directly from Deutsche Bank AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the ETNs.
Sales in the secondary market may result in losses.

As described in the pricing supplement, Deutsche Bank may redeem the ETNs for an amount in cash equal to the repurchase value.

The ETNs provide concentrated exposure to U.S. Treasury bond futures contracts.
The market value of the ETNs may be influenced by many unpredictable factors, including, among other things, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions.

Not FDIC Insured - No Bank Guarantee - May Lose Value

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds. db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling 800 983 0903
| 877 369 4617, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations:

The ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage and/or inverse risk and the consequences of seeking monthly leveraged and/or inverse investment results, and who intend to actively monitor and manage their investments. In particular, the
ETNs are not designed to be long-term investments and may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the
ETNs. The ETNS are not designed to be long-term investments and may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your ETNs may not be offset by any beneficial monthly performances.

The ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch, and the amount due on the ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC.
Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB ETNs' investment objective, risks, charges and expenses carefully before investing.

Copyright [C] Deutsche Bank A.G. Imprint | Legal Resources| Terms and Conditions